Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email:audit@onestop-ca.com Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated February 16, 2024 in the Registration Statement on Form S-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of Thoughtful Media Group Incorporated and subsidiaries (collectively, the “Company”) as of December 31, 2023 and 2022, the related carve-out combined and consolidated statements of operations and comprehensive income, consolidated statements of shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Onestop Assurance PAC

Singapore

January 31, 2025